UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting material Pursuant to §240.14a-12

THE FIRST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of The First Bancorp, Inc., which will be held at Point Lookout, 67 Atlantic Highway, Northport, Maine  04849, on Wednesday, April 27, 2011, at 11:00 a.m. Eastern Daylight Time. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the matters to be considered and acted upon.

This year we will be voting to elect Directors, to approve (on a non-binding basis) the compensation of the Company’s executives, and to ratify the Company’s independent auditors. These matters are discussed in greater detail in the accompanying Proxy Statement. The Board of Directors unanimously recommends that you vote FOR each proposal. Your prompt completion and return of the proxy will be appreciated.

It is important that you be represented at the Annual Meeting, regardless of the number of shares that you own and whether or not you are able to attend the meeting in person. Shares held in “street name” by banks, brokers or other nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not be considered as present and entitled to vote with respect to a particular matter unless the beneficial owner(s) of the shares instructs such record holder how to vote such shares.

Please take the time to review the material, mark, sign, date, and return the enclosed proxy in the envelope provided for your convenience.

If you have any questions about matters discussed in the Proxy Statement, please contact me at

207-563-3195 or 1-800-564-3195, extension 2010. Your continued support of The First Bancorp, Inc. is sincerely appreciated.

Very truly yours,

       /s/ Daniel R. Daigneault
Daniel R. Daigneault
President and Chief Executive Officer

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The First Bancorp, Inc.
Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543

Notice of Annual Meeting of Shareholders
To Be Held Wednesday, April 27, 2011

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of The First Bancorp, Inc., the one-bank holding company of The First, N.A., will be held at Point Lookout, 67 Atlantic Highway, Northport, Maine 04849, on Wednesday, April 27, 2011, at 11:00 a.m. Eastern Daylight Time, for the following purposes:
•	To elect as Directors of the Company the nominees listed in the enclosed Proxy Statement as noted.
•	To approve (on a non-binding basis) the compensation of the Company’s executives.
•	To ratify the Audit Committee’s selection of Berry, Dunn, McNeil & Parker as independent auditors of the Company for 2011.
•	To transact such other business as may properly come before the meeting or any adjournment thereof.

Directors are elected by the vote of the holders of a majority of the outstanding shares of stock entitled to vote at the meeting. To be approved, any other matters submitted to our Shareholders, including the ratification of Berry, Dunn, McNeil & Parker, LLC as our independent auditors, require the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote.

Shares that abstain from voting as to a particular matter will be counted for purposes of determining whether a quorum exists and for purposes of calculating the vote with respect to such matter, but will not be deemed to have been voted in favor of such matter. Shares held in “street name” by banks, brokers or other nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not be considered as present and entitled to vote with respect to a particular matter unless the beneficial owner(s) of the shares instructs such record holder how to vote such shares. Accordingly, abstentions will have the effect of a vote against a proposal, and broker non-votes will not have any effect upon the outcome of voting with respect to any matters voted on at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 27, 2011:
The First Bancorp’s Annual Report to Shareholders and Proxy Statement are available at http://materials.proxyvote.com/31866P.

By Order of the Board of Directors

                /s/ Charles A Wootton
Charles A. Wootton, Clerk
Damariscotta, Maine
March 21, 2011

Regardless of the number of shares you own, your vote is important.
Whether or not you expect to attend the meeting, the prompt return of your proxy will save follow-up expenses and assure the proper representation of your shares.
Please mark, date, sign, and promptly return the enclosed proxy, using the postage-paid envelope provided.
You may revoke your proxy if you so desire at any time before it is voted.
The First Bancorp, Inc.
Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543

Proxy Statement
Annual Meeting of Shareholders to be Held Wednesday, April 27, 2011

This Proxy Statement is being furnished to Shareholders of The First Bancorp, Inc. (the “Company”), the parent company of The First, N.A. (the “Bank”), in connection with the solicitation of Proxies on behalf of the Board of Directors, to be used at the Annual Meeting of Shareholders of the Company to be held at Point Lookout, 67 Atlantic Highway, Northport, Maine  04849, on Wednesday, April 27, 2011, at 11:00 a.m. Eastern Daylight Time, and at any adjournment thereof for matters described in the Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed to Shareholders on March 21, 2011. This solicitation is made by the Company, which will bear the expenses thereof.
The Proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each Proxy received will be voted for the nominees for Directors described herein and for approval of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as Proxies; provided, however, that broker non-votes will not be voted in favor of the election of Directors. Any Shareholder giving a Proxy has the power to revoke it at any time before it is exercised by (i) filing with the Clerk of the Company a written notice thereof (Charles A. Wootton, The First Bancorp, Inc., Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543); (ii) submitting a duly executed Proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Clerk notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.
Only Shareholders of record at the close of business on February 16, 2011 (the “Voting Record Date”) will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 9,778,801 shares of Common Stock of the Company issued and outstanding; in addition, the Company had 25,000 shares of non-voting preferred stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented thereat.

PROPOSAL 1: ELECTION OF DIRECTORS

The health of the Company depends on a strong, independent and attentive Board. The Nominating Committee of the Board of Directors believes that it is necessary for each of the Company’s Directors to possess a considerable amount of business management and educational experience. In addition, Directors must have sound judgment, wisdom, integrity and ethics. Directors are encouraged to attend seminars and courses to enhance their directorship skills. Each of our outside Directors brings to the Company knowledge from his or her field of expertise, including leadership, finance, marketing and human resources through the management of their own companies or professional practices. These experiences provide perspective, analytical insight and objectivity when overseeing and evaluating Management. In addition, all Directors serve as referral sources for the Company’s subsidiary. All Directors of the Company also serve on the subsidiary’s Board and meet the requirements for Directors as set forth by the Office of the Comptroller of the Currency. The Board’s familiarity with the Bank’s systems and controls is crucial in maintaining the Company’s safety and soundness. In order to be a candidate for a Director of the Company, each individual must meet the following criteria:
•	Be a citizen of the United States.
•	Have the financial capacity to own and/or purchase the minimum equity interest in the Company as specified in the Company’s bylaws.
•	Be available to attend the monthly meetings of the Board of Directors and Board Committee meetings, as scheduled from time to time.
•	Have the ability and willingness to represent the interests of the Shareholders of the Company.
•	Meet any additional criteria that the Office of the Comptroller of the Currency may establish for directors of a national bank.
If any person named as nominee should be unwilling or unable to stand for election at the time of the Annual Meeting, the holder of the Proxy will vote for any replacement nominee or nominees recommended by the

Board of Directors. Each person listed below has consented to be named as a nominee, and the Board of Directors knows of no reason why any of the nominees may not be able to serve as a Director if elected.
The Nominating Committee has nominated the following individuals to be submitted to a vote of the Shareholders at the meeting, each to serve (if elected) for a one (1) year term and until his or her successor is duly elected:

Katherine M. Boyd (59) has served as a Director of the Company and the Bank since 1993. A resident of Boothbay Harbor, she owns the Boothbay Region Greenhouses with her husband and she serves as CFO. Ms. Boyd is past President of the Boothbay Region YMCA and graduated with a BA from Pitzer College in 1973.
Daniel R. Daigneault (58) has served as President, Chief Executive Officer and a member of the Board of Directors of the Company and the Bank since 1994. Mr. Daigneault has worked in banking for 34 years and has held various positions covering all aspects of banking. In addition, he is a member of a national banking chief executive officer affiliation program that provides him broad exposure to industry issues, trends and best practices. Prior to being employed by the Bank, Mr. Daigneault was Vice President, Senior Commercial Loan Officer and Chief Financial Officer at Camden National Bank, Camden, Maine. He is a member of the University of Maine Business School Advisory Board and the University of Maine Board of Visitors.
Robert B. Gregory (57) has served as a Director of the Company and the Bank since 1987 and served as Chairman of both the Company and the Bank from September 1998 to April 2007. Mr. Gregory has been a practicing attorney since 1980, first in Lewiston, Maine and since 1983 in Damariscotta, Maine.  He has extensive experience in financial, banking, commercial real estate and similar transaction oriented matters.  In addition, he is a principal in a biotech startup company.
Tony C. McKim (43) joined the Company as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of the Company and the Bank upon completion of the mergers of FNB Bankshares (“FNB”) and its subsidiary into the Company and the Bank on January 14, 2005. Prior to the mergers, Mr. McKim was President and Chief Executive Officer of FNB and its subsidiary. Mr. McKim is involved in several local associations, including Harbor House, The Maine Seacoast Mission, Acadian Youth Sports, as well as the Maine Bankers Association and the Government Relations Council of the American Bankers Association.
Carl S. Poole, Jr. (65) has served as a Director of the Company since its organization in 1985 and has served as a Director of the Bank since 1984. Mr. Poole was President, Secretary and Treasurer of Poole Brothers Lumber, a lumber and building supply company with locations in Damariscotta, Pemaquid and Boothbay Harbor, Maine until the sale of the company in October 2005.
Mark N. Rosborough (62) has served as a Director of the Company and the Bank since completion of the mergers of FNB and its subsidiary into the Company and the Bank on January 14, 2005. Prior to the mergers, Mr. Rosborough served as Chairman of the Board of Directors of FNB and its subsidiary. Mr. Rosborough is President of J. T. Rosborough Insurance Agency. He is also a partner in Rosborough Rentals, Penrose, TISA and F But C, LLC. He currently serves on the MEMIC Advisory Board as well as the Hanover Insurance Company Advisory Board and is Treasurer of The Open Door Recovery.  He has served on the Ellsworth City Council, as well as the Ellsworth Chamber of Commerce and the American Red Cross for Hancock and Waldo Counties.
Stuart G. Smith (57) has served as a Director of the Company and the Bank since 1997 and has served as Chairman of both the Company and the Bank since May 2007. A resident of Camden, he and his wife, Marianne, own and operate Maine Sport Outfitters in Rockport, the Lord Camden Inn, the Grand Harbor Inn and Bayview Landing in Camden. Mr. Smith is a member and part owner in Breakwater Marketplace and the Rockland Harbor Park Center in Rockland.  Currently he is a board member of the nonprofit Camden International Film Festival, and the nonprofit Mid Coast Recreation Center. Mr. Smith holds a BS in economics and history from Duke University and a Master of Environmental Studies from Duke University School of Forestry and Environmental Science. He has served for 10 years on the public school board of SAD 28 and The Five Town CSD school board as both a director and chairperson, serving on budget and finance committees, labor negotiations, compensation, planning and facility development and management. He has also served as a board member and president of the Camden Rockport, Lincolnville Chamber of Commerce and the Camden Area YMCA.
David B. Soule, Jr. (65) has served as a Director of the Company and the Bank since 1989. Mr. Soule has been practicing law in Wiscasset since 1971. Mr. Soule’s law firm focuses on real estate, including bank financing and real estate closing; in addition he deals with trusts and estate planning and represents small businesses. He served two terms in the Maine House of Representatives, is a past President of the Lincoln County Bar Association and is a former Public Administrator, Lincoln County. He served as Trustee of the Wiscasset Public Library and as Selectman, Planning Board Chair and other volunteer positions with the Town of Westport. Mr. Soule is a currently a director of the Maine Wilderness Watershed Trust and Trustee of the Morse High School Scholarship Fund.
Bruce B. Tindal (60) has served as a Director of the Company and the Bank since 1999. Mr. Tindal has been a licensed real estate broker since 1974. Mr. Tindal formed and is owner of Tindal & Callahan Real Estate in Boothbay Harbor, which has been in operation since 1985. He currently serves on the Boothbay Regional Land Trust Board of Advisors. Mr. Tindal is also a member of the National Association of Realtors, Council of Residential Specialists, Real Estate Buyers Agent Council and the Boothbay Harbor Rotary Club.

* Directors’ ages are as of December 31, 2010.

In order to be elected a Director of the Company, a nominee must receive the affirmative vote of the holders of a majority of the outstanding shares of Company’s Common Stock on the Voting Record Date. Broker non-votes or abstentions will not be voted as affirmative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 1

About the Board of Directors and Its Committees
As of the date of this Proxy Statement, The First Bancorp, Inc. had a Board comprised of nine Directors. During 2010 there were seven regular Board meetings, and one Annual Meeting. After each regular Board meeting an executive session was held without Management present. The Board’s Attendance Policy states that all members of the Board are strongly encouraged to attend each meeting of the Board and Committees on which they serve. All Directors attended at least 75% of Board meetings and meetings held by Committees of which they were members in 2010. The aggregate attendance at Board and Committee meetings by all members of the Board of Directors and its Committees in 2010 was in excess of 90%. All Directors are expected to attend the 2011 Annual Meeting of Shareholders, and all Directors were in attendance at the 2010 Annual Meeting.

Although the Company does not have a formal policy with respect to diversity, the Board and the Nominating Committee believe it is essential that the Board members represent diverse view points (such as gender, race, national origin and education as well as professional experience), and considers each nominee’s/Director’s credentials, competencies and skills as well as the candidate’s area(s) of qualifications and expertise that would enhance the Board’s composition.

Audit Committee. The members of the Company’s Audit Committee for 2011 are David B. Soule, Jr., - Chairman, Robert B. Gregory and Mark N. Rosborough. This Committee met four times during 2010. The Company’s Audit Committee receives and reviews reports on examinations and accounting audits of the Company, and works to ensure the adequacy of operating practices, procedures and controls. The Company’s Board of Directors has adopted a written charter for the Company’s Audit Committee, which was published in the Company’s 2004 Annual Proxy Statement and can be found on the Company’s website www.thefirstbancorp.com. The 2010 report of the Audit Committee can be found on page 26 of this document.

Nominating Committee. The members of the Company’s Nominating Committee are Mark N. Rosborough - Chairman, Carl S. Poole, Jr. and Stuart G. Smith. This Committee met once during 2010. As stated in the Nominating Committee Charter adopted on February 19, 2004, the Company’s Nominating Committee is responsible for the nomination of Board of Director members, establishing the tenure and the retirement policies for members of the Board of Directors and reviewing the Board of Directors’ overall effectiveness. The charter can be found on the Company’s website www.thefirstbancorp.com. Each of the members of the Nominating

Committee is independent as defined under the listing standards of the NASDAQ stock market.

Compensation Committee. The Company’s Compensation Committee is a standing committee of the Bank’s Board of Directors since all executive compensation is paid by the Bank. The Committee consists of Bruce B. Tindal - Chairman, Carl S. Poole, Jr., Mark N. Rosborough and Stuart G. Smith. This Committee met three times during 2010. No Director of the Bank or the Company serves as a Director on the board of any other corporation with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or that is subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940, as amended. The function of this Committee is to establish the compensation of the Chief Executive Officer and to review and approve the compensation of other Senior Executive Officers. The Compensation Committee Charter adopted in 2007 can be found in the Company’s 2007 Annual Proxy Statement and on the Company’s website www.thefirstbancorp.com.
In addition to the Compensation Committee, there are five other standing committees of the Bank’s Board of Directors: Executive, Audit, Asset/Liability, Trust and Directors’ Loan. Certain members of Management also serve on some committees of the Bank. There are no family relationships among any of the Directors of the Company. Except as set forth in the merger agreement between the Company and FNB, in which it was specified that Messrs. McKim and Rosborough and one additional person to be named later will be added to the Company’s Board of Directors, there are no arrangements or understandings between any Director and any other person pursuant to which that Director has been or is to be elected.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

No member of the Compensation Committee was, or ever has been, an officer or employee of the Company or the Bank. All Committee members are customers of and engage in transactions with the Bank in the ordinary course of business. As described in “Certain Relationships and Related Transactions”, all loans to such individuals were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and, in the opinion of Management, did not involve more than the normal risk of collectability or present other unfavorable features.

Director Independence

The Board reviewed the independence of the Company’s Directors in January 2011 on the basis of the standards adopted by NASDAQ. In this review, the Board considered transactions and relationships between each Director (and any member of his or her immediate family) and the Company or the Bank and between certain entities in which any Director or any immediate family member has certain interests, on the one hand, and the Company or the Bank, on the other hand. The purpose of this review was to determine which of such transactions or relationships were inconsistent with a determination that the Director is independent under NASDAQ rules. As a result of the review, the Board affirmatively determined that as of January 2011 all of the Directors are independent of the Company and the Bank under NASDAQ rules with the exception of President Daigneault and EVP McKim.

Risk Oversight

The Board takes an active role as a whole and also at the committee level in overseeing Management of the Company’s risk. The Board regularly reviews information regarding the Company’s liquidity and operations as well as the risks associated with each. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risk. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation practices and plans. The Asset/ Liability Committee is responsible for overseeing financial risk. The Audit Committee oversees reports from examiners and auditors of both the internal audit function and independent outside auditors and federal regulators. The Director’s Loan Committee monitors lending policies to ensure they are adequate and that the lending function follows sound practices. The Trust Committee reviews activities of the Trust and Investment Department to ensure that all trust functions are conducted in accordance with Bank policy, applicable laws and regulations and in a sound manner consistent with fiduciary standards and duties. The Nominating Committee manages risk associated with the independence of the Board of Directors and potential conflicts.

Leadership Structure

The Company believes that having an independent Director serving as Chairman of the Board is prudent. The Chairman of the Board is elected by a vote of the Directors to serve a four-year term with a maximum appointment of two terms. The Chief Executive Officer serves on the Board of Directors; however, his main focus is to provide leadership to the Company for accomplishing the directives established by the Board of Directors and is responsible for the general administration, oversight, care and management of all property and business of the Company, and for all of its departments as well as full authority over all officers, managers and employees.

Code of Ethics

The Company’s Code of Ethics for Senior Financial Officers, which was adopted by the Board of Directors on June 19, 2003, and the Company’s Code of Business Conduct and Ethics, which was adopted by the Board of Directors on April 15, 2004, are incorporated in the Company’s 2006 Annual Report on Form 10-K as Exhibits 14.1 and 14.2, respectively. They are available on the Company’s website at www.thefirstbancorp.com, and a copy may be obtained, free of charge, by written request to the Company.

Audit Committee Financial Expert

Pursuant to Section 407 of the Sarbanes-Oxley Act of 2002 and Item 306 of Regulation S-K promulgated by the Securities and Exchange Commission, the Company is required to disclose whether it has at least one “Financial Expert” serving on its Audit Committee and if so, the name of the expert and whether the expert is independent of Management. A company that does not have an Audit Committee Financial Expert must disclose this fact and explain why it has no such expert.
At the present time, the Company’s Audit Committee does not have a member who meets the Securities and Exchange Commission’s complete definition of a financial expert. It is the opinion of the Company’s Board of Directors, however, that the Company addresses its audit functions with a depth of penetration and rigor that meets the intent of the requirements of the Sarbanes-Oxley Act for the following reasons:
•
The Company is a one-bank holding company owning all of the capital stock in the Bank. All Directors of the Bank meet the requirements and qualifications imposed by the Office of the Comptroller of the Currency, the Bank’s principal regulator, which conducts regular supervisory examinations of the Bank. In addition to requiring knowledge of the banking industry and the financial regulatory system, these qualifications require a “background, knowledge, and experience in business or another discipline to oversee the Bank.”

•
All members of the Audit Committee of the Bank and the Company are independent Directors, as defined by the Securities and Exchange Commission and NASDAQ. The three members operate their own businesses and have knowledge of accounting for both their own businesses as well as for the Bank and the Company. The members of the Audit Committee have considerable experience as Directors of the Bank and the Company.

•
Internal audit work of the Bank and the Company is outsourced to a professional firm which conducts all internal audits except for loan review, for which a second professional firm performs quality control loan review. Both firms provide detailed quarterly reports to the Audit Committee and the Directors’ Loan Committees, respectively.

•
The Bank is a highly regulated entity which undergoes regular and thorough examination by the Office of the Comptroller of the Currency, with additional oversight by the Federal Deposit Insurance Corporation. The Company is a “Financial Holding Company” as defined by the Federal Reserve Board and as such is regulated and regularly examined by the Federal Reserve Board.

The Company also continuously reviews, at its own initiative, the expertise of the members of its Board of Directors and its Audit Committee.
Security Ownership of Directors, Management and Principal Shareholders

The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of February 16, 2011 by (i) each person known by the Company to own beneficially more than 5.0% of the Company’s Common Stock, (ii) each nominee for Director of the Company, (iii) the Named Executive Officers, and (iv) all Executive Officers and Directors of the Company as a group. Except as otherwise indicated below, each of the Directors, Executive Officers and Shareholders owning more than five percent of the Company’s stock has sole voting and investment power with respect to all shares of stock beneficially owned as set forth opposite his or her name.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership				Percent of Class
Common Stock	Katherine M. Boyd	35,1741	3,0242			*
Common Stock	Daniel R. Daigneault	175,1521	10,0002	15,0004		2.05%
Common Stock	Robert B. Gregory	39,0571	3,3242	3,6755		*
Common Stock	Tony C. McKim	71,4641				*
Common Stock	Carl S. Poole, Jr.	275,2791	2,6402			2.84%
Common Stock	Mark N. Rosborough	128,6521	4,6422	3,6216	3,6217	1.44%
Common Stock	Stuart G. Smith	105,6751	4562			1.09%
Common Stock	David B. Soule, Jr.	17,3921	3,5002	2253		*
Common Stock	Bruce B. Tindal	22,6571	1,0002			*
Common Stock	F. Stephen Ward	41,4581	5,0004			*
Common Stock	Charles A. Wootton	1,2181	10,0004			*
Common Stock	Susan A. Norton	3,9151	15,0004			*
Total Ownership of all Directors and Executive Officers as a Group					1,013,847	10.45%
Owners of 5% or More	Daniel P. & The Estate of Edith I. Thompson 20 Pounds Road, New Harbor, ME 04545				488,4121	5.00%

1 Direct holdings including sole ownership, joint ownership, DRIP, ESPP and 401(k) Shares
2 Spouse’s holdings
3 Company’s holdings
4 Vested options
5 Trustee for First Fruit Foundation
6 Trustee for Anna Batchelor TR
7 Trustee for Sam Batchelor TR

* Less than one percent of total outstanding shares

Executive Officers

Each Executive Officer of the Company and the Bank is identified in the following table, which also sets forth their respective offices and periods served as an Executive Officer of the Company or the Bank. The ages shown are as of December 31, 2010.

Name	Office & Position	Period Served

Daniel R. Daigneault	President & Chief Executive Officer of the Company and of the Bank	1994 to date
Tony C. McKim	Executive Vice President & Chief Operating Officer of the Company and the Bank	2005 to date
F. Stephen Ward	Treasurer, Executive Vice President & Chief Financial Officer of the Company and the Bank	1993 to date
Charles A. Wootton	Executive Vice President and Clerk of the Company, Executive Vice President and Senior Loan Officer of the Bank	2000 to date
Susan A. Norton	Executive Vice President, Human Resources and Compliance Officer of the Bank	2002 to date
Richard M. Elder	Senior Vice President, Retail Services of the Bank	2002 to date

Sarah S. Matel	Senior Vice President, Senior Credit Officer of the Bank	2010 to date

Daniel R. Daigneault (58) has served as President, Chief Executive Officer and a member of the Board of Directors of both the Company and the Bank since 1994. Prior to being employed by the Company and the Bank, Mr. Daigneault was Vice President, Senior Commercial Loan Officer and Chief Financial Officer at Camden National Bank, Camden, Maine.
Tony C. McKim (43) joined the Company as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of the Company and the Bank with the merger of FNB Bankshares on January 14, 2005. Prior to the merger, Mr. McKim was President and Chief Executive Officer of FNB Bankshares and The First National Bank of Bar Harbor beginning in 2000.
F. Stephen Ward (57) has served as Treasurer and Chief Financial Officer of the Company since 1994 and as Chief Financial Officer of the Bank since 1993. In 2005, Mr. Ward was promoted to Executive Vice President. Mr. Ward has been employed by the Bank since 1990 and served as Assistant Vice President and Marketing Officer from 1990 to 1993.
Charles A. Wootton (54) has been employed by the Bank since January 2000. In 2001, Mr. Wootton was promoted to Senior Vice President of Banking Services and Senior Loan Officer. In 2005, Mr. Wootton was promoted to Executive Vice President. From 1981 to 2000 Mr. Wootton was employed by Camden National Bank, serving as branch manager, commercial loan and business development officer, becoming Vice President responsible for branch administration in 1996.
Susan A. Norton (50) has been employed by the Bank since 1992 and was promoted to Senior Vice President, Human Resources and Compliance in 2005. In January 2009 Ms. Norton was promoted to Executive Vice President. Ms. Norton has also served as Assistant Compliance Officer and Education Officer. She currently holds the position of CRA Officer and Compliance Officer for the Company and is certified as a Senior Professional in Human Resources.
Richard M. Elder (45) has been employed by the Bank since 1993. In 2001 Mr. Elder was promoted to Vice President of Retail Services and in 2005, Mr. Elder was promoted to Senior Vice President. Mr. Elder previously served as Manager of the Bank’s Boothbay Harbor branch and Senior Commercial Loan Officer.
Sarah S. Matel (47) has been employed by the Bank since 2007 first as a Senior Business Relationship Officer and in 2010 she was promoted to Senior Vice President, Senior Credit Officer. Prior to joining The First, Ms. Matel was employed by Seaman’s Bank from 2004 to 2006 and by Cape Cod Five from 1993 to 2004.

There are no family relationships among any of the Executive Officers, nor are there any arrangements or understandings between any Executive Officer and any other person pursuant to which that Executive Officer has been or is to be elected.

Certain Relationships and Related Transactions

The Federal Reserve Act permits the Bank to contract for or purchase property from any of its Directors only when such purchase is made in the regular course of business upon terms not less favorable to the Bank than those offered by others unless the purchase has been authorized by a majority of the Board of Directors not interested in the transaction. Similarly, the Federal Reserve Act prohibits loans to Executive Officers of the Bank unless such transactions have been made upon substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with persons not related to the lender, and certain other prescribed conditions have been met.
The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with Directors, Executive Officers and principal Shareholders of the Company and their affiliates. All such transactions have been made upon substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with persons not related to the lender. In the opinion of Management, such loans have not involved more than the normal risk of collectibility nor have they presented other unfavorable features. The total amount of loans outstanding at December 31, 2010 to the Company’s Directors, Executive Officers and their affiliates was $25,525,000, which constituted 2.87% of the Bank’s total loans outstanding at that date.

Compensation Discussion and Analysis

Executive Summary

The Compensation Committee of the Board of Directors of The First Bancorp, Inc. oversees the Company’s executive compensation program. The Committee consists solely of “Independent Directors”, i.e., those Directors who are neither officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment to carry out the responsibilities of a Director and who are otherwise “independent” under the rules of the NASDAQ Stock Market, Inc.
The Committee has the direct responsibility to:
1.
Review and approve corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives and determine the CEO’s compensation level based on this evaluation. The corporate goals are developed to encourage Management to not take undue or excessive risk and are established jointly between the Compensation Committee and the CEO and are driven by the Company’s strategic plan and annual operating budget. In addition to the Company-wide goals, the Committee and the CEO jointly agree on individual performance goals for the CEO. Examples of these goals, which may vary from year to year, include the Company’s earnings targets, loan and deposit growth objectives, risk management analysis, as well as specific individual goals such as implementing components of the approved strategic plan and leadership development.

2.	Review and approve the compensation of all other Executive Officers of the Company with recommendations and input from the CEO.
3.	Review and approve grants, awards and issuances under, or any material amendment of, any stock option or other similar incentive compensation plan.
4.	In consultation with Management, oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility and, as and when required, establish performance goals and certify that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.
5.	Review and approve any severance or similar termination payments proposed to be made to any current or former Executive Officer of the Company, and any agreements providing for such payments.

In 2008, the Company’s Shareholders approved the Company’s participation in the Capital Purchase Program (CPP) offered by the United States Department of the Treasury. As a participant in this program, the Company is subject to certain restrictions on executive compensation. The compensation limits apply to Senior Executive Officers (“SEOs”) of public or private institutions that participate in the CPP. SEOs include the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and the three most highly compensated Executive Officers other than the CEO and CFO as determined by compensation at the time the Company entered into the program. The officers affected are Messrs. Daigneault, Ward, McKim and Wootton and Ms. Norton. The specific compensation limits under the CPP and the Company’s compliance with them are detailed below:

1.
Limits on Incentives Tied to Unnecessary and Excessive Risk: In accordance with the CPP guidelines, in 2010 the Compensation Committee met two times with the Company’s Senior Risk Officer, Mr. Daigneault, to discuss the Company’s compensation programs and whether they present or encourage the exposure of the Company to unnecessary and excessive risk. The Compensation Committee concluded the Company’s compensation program is designed with an appropriate balance of risk and reward in relation to the Company’s overall business strategy and does not incentivize executives to take unnecessary or excessive risks. The Compensation Committee will meet with the Senior Risk Officer as required to recertify this information. The Senior Risk Officer is the employee principally responsible for risk monitoring and oversight. Other employees who are involved in monitoring risk, such as the Chief Financial Officer, the Chief Operating Officer, the Senior Loan Officer, the Senior Credit Officer and the Compliance Officer, report directly to the Senior Risk Officer with respect to such matters.

2.
Restrictions on Payment of Incentive Compensation: The CPP prohibits the Company from paying any incentive compensation to the SEOs other than “long-term restricted stock” meeting certain criteria and limitations. Thus, the SEOs are not eligible, while the Company remains a CPP participant, to receive cash bonus compensation or stock options.

3.
Clawback Provision: As required under the Capital Purchase Program, any bonus or incentive compensation paid to a SEO may be recovered if the bonus or incentive was based on financial statements or other performance metric criteria later found to be materially inaccurate. This provision applies to all SEOs.

4.
Prohibition on Severance Payments: Under the CPP, the Company may not enter into agreements with any of its SEOs providing for severance payments. As noted elsewhere in the proxy statement, FNB had entered into a severance agreement with Mr. McKim in 2000 which became an obligation of the Company by virtue of the merger of FNB into the Company in 2005. No other agreements providing for severance payments to an SEO by the Company are in place.

5.	Deductibility Under Section 162(m): The CPP imposes stricter rules on the tax deductibility of compensation under new Code Section 162(m)(5).

Philosophy of Our Executive Compensation Program

The Company recognizes that the attraction and retention of high-performing employees are the key components to the organization’s past performance and future success. In support of that objective, the Compensation Committee believes that the most effective executive compensation program is one that rewards annually the achievement of established long-term and strategic goals, and aligns executives’ interests with those of Shareholders and the long-term interests of the Company. The Committee evaluates both performance and compensation of our executives relative to the compensation paid to similar executives at comparably sized and similarly performing banks. Our goal is to maintain an appropriate relationship between the compensation of our executives and the Company’s performance. The overall objectives of our compensation program are:
a)	To provide both short-term and long-term alignment between pay and performance;
b)	To align executive interests with those of Shareholders;
c)	To remain competitive within the relevant marketplace in terms of total compensation; and
d)	To enable the Company to retain, attract, and motivate top talent.
The elements of our compensation program are discussed in brief below, but in summary, the elements of our program are as follows:
a)
Base Pay will target the market median (50th percentile) of the Company’s peer group, established by Pearl Meyer & Partners and described below, and will reflect the executive’s role, experience and contribution to the Company.

b)	Short-term incentives will reflect annual goals related to the Company’s profitability and achievement and may or may not be awarded on an annual basis.
c)
Long-term incentives which focus on achievement of longer-term objectives and reduce incentives driven by short-term developments may also be awarded on an annual basis and are intended to promote the retention of the executive team. These are independent of previous long-term incentive awards and related gains.

d)	The Committee will determine an appropriate mix of base pay, short-term and long-term incentives based on the executive’s position and tenure in the Company.
e)	Other benefits will be competitive and appropriate to retain and attract talented individuals.
f)	All elements of our compensation are evaluated by the Compensation Committee to ensure they are designed to not encourage or incent Management to unnecessary or undue risk.

Total compensation is expected to vary each year, and evolve over the long-term to reflect our performance relative to our peers and the industry with corresponding returns for our Shareholders.

Considerations in Determining Executive Compensation

In 2010, Pearl Meyer & Partners, a consulting firm specializing in compensation and benefits for financial institutions, conducted a comprehensive total compensation analysis for the Company. The peer group utilized by the Company was publicly traded non-metropolitan bank holding companies located in New England and New York. The results of this review were used to guide the Committee’s refinement of the Company’s compensation philosophy and resulting compensation programs for senior executives.

Compensation Benchmarking: Understanding and having a comparative analysis of the compensation of senior banking executives in the banking industry is a key element considered by the Committee in making compensation decisions. Similar to the Company’s past internal practices, Pearl Meyer & Partners assisted the Committee with defining a peer group of institutions of similar asset size and regional location. The peer group includes the two comparable banks located in the state of Maine and other banks located in similar non-metropolitan areas in the Northeast. The comparable companies are reviewed annually and may change slightly depending on changes either in the market or in the peer group banks themselves. The peer group targets approximately 20 institutions ranging from two-thirds to two times the Company’s size in terms of assets. The overall objective is to position the Company at approximately the median salary levels of the peer group. Performance factors will also be taken into account should a company in the peer group have performance that varies greatly from that of the group and/or The First Bancorp. We may discount a defined peer bank or drop a company from the group should performance vary widely. The peer group used for 2010 was as follows:

Suffolk Bancorp	Hingham Institution for Savings
Brookline Bancorp, Inc.	Financial Institutions, Inc.
Camden National Corporation	Arrow Financial Corporation
Century Bancorp, Inc.	Alliance Financial Corporation
Bancorp Rhode Island, Inc.	Merchants Bankshares Inc.
Canandaigua National Corporation	Enterprise Bancorp Inc.
United Financial Bancorp, Inc.	Legacy Bancorp, Inc.
Westfield Financial, Inc.	Wilber Corporation
Beacon Federal Bancorp, Inc.	New Hampshire Thrift Bancshares, Inc.
Bar Harbor Bankshares	Chemung Financial Corporation

In addition to the peer group, the consultant included data from other industry data bases and surveys including Watson Wyatt Financial Institutions Benchmark Survey and Pearl Meyer & Partners’ own annual survey. Data and competitive perspectives were assessed relative to base salary, total cash compensation, short- and long-term incentives, total direct compensation, benefits and other compensation, and total compensation. The Committee reviewed data individually and in the aggregate. Data from the review was used to develop pay guidelines and as a reference for decisions for both short-term and long-term compensation.

Elements of the Compensation Program – Detail

Base Pay: Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries for 2010, as noted previously, the Compensation Committee engaged the services of Pearl Meyer & Partners to conduct a comprehensive compensation analysis. One result of this analysis was the establishment of a peer group, detailed above, and the Committee made a decision to target base salaries at the median (50th percentile) of that peer group’s base compensation for similarly positioned executives. In addition to the peer group comparison, a variety of other factors are used to determine base compensation, including: the seniority of the individual, the level of the officer’s responsibility and the performance of the officer in meeting his/her annual goals. The annual goals of the SEOs, other than the CEO, are set jointly by the CEO and the Named Officer, and reviewed by the Compensation Committee. These goals are aligned with the Company’s annual goals and individualized for the area of responsibility of the SEO. For example, goals of the Senior Loan Officer center on loan growth targets and loan quality parameters, the latter being measured on the basis of loan delinquency rates, level of non-performing loans and amount of loan charge-offs for the year. The CFO has goals based on asset/liability management, investment portfolio performance and quality of financial reporting. As a high-performing Company with consistent results, specifically in the categories of Return on Assets, Return on Equity and Efficiency ratio and in the upper third of our peer group, we believe that the base salaries of our executives should be reflective of our performance within our industry. Base salaries are reviewed at least annually by the Compensation Committee. The CPP guidelines impose significant restrictions on certain compensation payable by CPP participants, such as the Company, to its SEOs. It is not the intent of the Compensation Committee to use increased base pay to make up any shortfall in compensation for the SEOs resulting from the CPP restrictions.  As the 2010 Equity Incentive Plan was approved by shareholders, the Compensation Committee with assistance from Pearl Meyer & Partners has worked to design an effective program to motivate and retain SEOs, which may utilize long-term restricted stock, as permitted under the CPP regulations.

Short-Term Incentives

Stakeholder Cash Bonus: In 1994, the Company instituted a formal performance-based compensation program called “Performance Compensation for Stakeholders”. The objective of the program is to align the performance of all employees with the Company’s short-term and long-term objectives. In 2010 the Company paid a bonus of 6.1% to all eligible employees, excepting the SEOs as they are not eligible to receive bonus compensation of this type under the CPP regulations.  The aggregate bonus payout is the weighted average payout for seven to nine key performance indicators. The weight assigned to each indicator is based on the contribution that indicator makes toward revenues and/or net income. Generally, key performance indicators include loan volume, core deposit volume, net interest income, non-interest income, wealth management revenues, checking account openings, past-due loan percentage, non-accrual loan levels and efficiency ratio. These indicators are internally generated and prepared by Management and are designed to provide balance between growth and quality. The targets are based on past performance of the Company, economic conditions and industry expectations for growth. Weights are also prepared by Management and both indicators and weights are reviewed and approved by the Board of Directors. The final payout percentage is approved by the Board.
The Stakeholder Bonus component of the performance compensation program has an overall goal of maximizing the long-term viability of the Company and increasing shareholder value. It addresses this by tying the performance payout to multiple goals which include profitability, growth, productivity and loan quality. The guiding principle is to reach a balance of profitability, growth, productivity and loan quality which should collectively have a positive impact on maximizing long-term shareholder value without incentivizing the exposure of the Company to undue risk. The Committee believes that this performance based program provides a reward for high levels of current performance without sacrificing the achievement of long-term goals. Each year specific key performance indicators are chosen along with Company-wide financial performance triggers.
Discretionary Bonus Program: In addition to the Stakeholder Bonus Program, the Company has established a discretionary bonus program. The objective of this program is to provide additional cash bonuses to employees who have had an outstanding year of performance and/or who had an extraordinary accomplishment during the year. Any cash bonus awarded to a SEO requires the approval of the Compensation Committee and bonuses may not be awarded every year. Outstanding performance recognized in prior year discretionary cash bonuses included above – budget growth in net income, loan growth, and non-interest income revenue growth exceeding annual budget. In addition, bonuses may be paid for one-time events such as a successful technology conversion and, as in 2004, for successful consummation of the merger with FNB Bankshares. While the Company participates in the CPP, its SEOs cannot receive bonus compensation of the type available under this program, and no such payout was made in 2010.

Long-Term Incentives

Stock Options and Restricted Stock Awards: In 2010, the Company’s shareholders voted to establish a new equity-based long-term incentive plan which grants authority to issue stock options, restricted stock and other equity-based grants to retain existing high-performing employees and to attract new members to the Management team should the need arise. The purpose of this plan is to incent executives through equity ownership and align their interests with those of the Shareholders while providing mid-term and longer-term incentives tied to overall Company performance. It is among the objectives of this plan that, by having a portion of the executive’s compensation tied to the performance of the Company’s stock, the individual will be rewarded for maximizing long-term shareholder value.
The mid- to long-term outlook of this type of compensation serves as a balance to the short-term rewards of base compensation, the Stakeholder Bonus Program and the discretionary bonus program. Stock options and restricted stock grants are also intended to encourage an executive to remain with the Company. The amount of options granted reflects the executive’s position in the organization, level of responsibility, impact on the Company’s performance and actual performance in meeting individual performance goals.
The plan is administered by the Compensation Committee of the Board of Directors. As noted above, while the Company participates in the CPP, its SEOs will not be eligible to receive awards under this plan other than “long-term” restricted stock. The plan approved by shareholders implements all safeguards required under CPP, including clawbacks, to curtail short-term risk taking. The Compensation Committee is responsible for the design and oversight for these safeguards. In 2010, no awards were made under this plan.
The 1995 stock option plan expired in April 2005. Prior to the expiration date, all of the options available under the plan were granted, with the last awards being made in January 2005.

Compensation Mix

With assistance from Pearl Meyer & Partners, the Compensation Committee has developed an appropriate mix of base pay, short-term incentives and long-term incentives for the Senior Executive Officers. Currently, based on the compensation vehicles available, base pay constitutes 90 to 95% of total compensation, with the remainder being paid through the Stakeholder Bonus Program. With the 2010 Equity Incentive Plan being approved by the Shareholders, the Compensation Committee will review the mix and determine how long-term incentives will fit in with total compensation. The Committee’s expectation is that long-term incentives will constitute 10% to 25% of total compensation depending on the executive and his or her position in the Company. These percentages are based on industry averages and best practices.

Supplemental Executive Retirement Plan: The Company also sponsors an un-funded, non-qualified supplemental retirement plan established in 1997 for certain Executive Officers. The plan provides supplemental retirement benefits payable in installments over 20 years upon retirement or death. The costs for this plan are recognized over the service lives of the participating Executive Officers. As of December 31, 2010, only two active executives (CEO Daigneault and CFO Ward) were participants in the plan. As originally adopted, the plan provides a projected retirement benefit for Mr. Daigneault, assuming he remains employed by the Bank until normal retirement age of 65, of $169,329 per year, with such payments beginning in the year 2017. The projected retirement benefit for Mr. Ward, assuming he remains employed by the Bank until normal retirement age of 65, is $61,127 per year, with such payments beginning in the year 2018. The benefits are capped at the above amounts. On December 30, 2008, the Company amended the plans to change the normal retirement age to receive the full benefit under the Plan from age 65 to age 63. The date on which the Executive Officer may begin to collect the retirement benefit payments does not change, however, and remains January 1 of the year in which the Executive Officer turns age 65. The plan also contains a restrictive covenant that may result in the Executive Officer forfeiting all accrued benefits should he accept employment with a competing financial institution within five years after his termination of employment with the Company.

Other Benefits

401(k) and Other Benefits: The Company’s primary retirement plan is the 401(k) Plan. It is available to any employee who has attained the age of 21 and completed six months of continuous service. The Company typically provides a match at 50% of employee deferrals to the extent that the deferral does not exceed 6% of eligible compensation. In addition, an annual profit sharing component of 2% to 3% may also be paid. The Board makes a determination at the end of each fiscal year as to what, if any, amount is to be paid based on the financial performance of the Company for that year. Employee contributions are 100% vested at all times, while employer contributions are vested over a five-year period. Upon termination of employment for any reason, a plan participant may receive his or her contribution account and earnings allocated to it, as well as the vested portion of his or her employer-matching account and earnings allocated to it. Non-vested amounts are forfeited and are used by the Company to help defray plan administration expenses.

Stock Purchase Plan: The Company has a stock purchase plan available to all employees and Directors that provides an opportunity to purchase shares through payroll deduction. For Directors, they may elect to have up to 100% of their fees placed in the stock purchase plan. The purchase price is at the fair market value of the shares without a commission as determined by the NASDAQ closing price on the day the shares are purchased.

Severance and Change of Control Benefits: The Company does not have any employment agreements with any of the executives of the Company. The Company also does not have a severance program for employees and executives, except for Mr. McKim, who entered into such agreement while employed by FNB Bankshares.
As a result of not having employment agreements with the Company’s executives, the Company does not have any formal change-of-control benefits except for those in favor of Mr. McKim.
The FNB Bankshares Continuity Agreement assumed by the Company in the merger, as subsequently amended in 2006 by agreement between the Company and Mr. McKim, provides that (a) if Mr. McKim’s employment is terminated by the Company other than (i) for Cause (as defined in the agreement) or (ii) upon Mr. McKim’s death or (b) if Mr. McKim terminates for Good Reason as defined in the agreement, he shall receive a severance in a single lump sum. The amount of the severance payment is calculated on a declining scale over a ten-year period that commenced in January 2005. Should another change of control take place under this amended Continuity Agreement, Mr. McKim shall be paid the amount set forth in his agreement based on the declining schedule.
In the event of a change of control, the non-vested portion of outstanding stock option grants will become fully vested upon the change of control. In addition, for the two active executives covered under the SERP, being CEO Daigneault and CFO Ward, their defined benefits under the SERP shall become fully vested upon a change of control.

Company Vehicle: Senior executives are provided mileage reimbursement for business travel when using their own vehicles. For certain named Executive Officers, a Company-owned vehicle may be provided subject to approval of the Compensation Committee. The non-business use of the vehicle is taxable income to the executive and is included as part of the executive’s total compensation. In 2010 the four executives with Company-provided vehicles were CEO Daigneault, CFO Ward, EVP McKim and EVP Wootton.

Bank-Owned Life Insurance: The Company may purchase a single-premium life insurance policy on the life of an executive with a split dollar benefit between the Company and the executive’s estate. The Company believes that Bank Owned Life Insurance is a good investment option for the Company and also provides key man protection upon the untimely death of a senior executive. The cash surrender value is an asset of the Company.

Supplemental Long Term Disability Insurance: In 2010, the Company purchased supplemental long-term disability insurance policies for the five most highly compensated executives. This insurance was purchased as a group policy through Union Central Insurance and is intended to assist with any shortfalls that may exist due to the insurance caps applicable to the Company’s overall group policy.

Compensation of Chief Executive Officer and Other SEOs

Base Salary

In fiscal 2010, CEO Daigneault’s base salary was at an annual rate of $360,000. This represents a $9,800 or 2.80% increase above his 2009 base of $350,200. While the decision was made in 2009 to award all management employees an increase of 3%, at mid-year, in 2010, the Company returned to a more normal review and salary increase process. 2010 was another challenging year for the banking industry and The First Bancorp as well. With continued economic weakness, high unemployment and a weak real estate market, the Company experienced an elevated level of loan losses and a decline in loans outstanding. Net income for 2010 was $12.1 million with the biggest factor being a reduction in net interest income resulting from lower levels of earning assets and reduced yield on earning assets. The Company did experience an increase in low cost deposits, a reduction in the provision of loan losses and increased service fee revenues. The Company’s efficiency ratio of 48.15% remains in the top quartile of all banks in the country. Additional detail on the Company’s performance is further detailed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in its Annual Report on Form 10-K.

Stakeholder Cash Bonus

The Stakeholder Bonus Program, which is available to all eligible employees, produced a bonus payout of 6.1% for the year ended December 31, 2010. In 2009, no bonus was paid. In 2008 a bonus of 7.0% was paid out and this trend is consistent with the economic climate. Due to the restrictions in the CPP regulations, no payout was made to CEO Daigneault and the other SEOs. Prior to the Company’s participation in the CPP program, in 2008 the payout for CEO Daigneault was also the same percentage of base paid to the other named SEOs and other employees still employed as of December 31st of the year for which the bonus is being paid. As noted earlier in this discussion, the Company also has a discretionary bonus program. No bonus was paid to CEO Daigneault in 2009 and 2010.

Other Compensation

In 2010, there were no additional compensation items other than those detailed in the accompanying compensation table for CEO Daigneault, CFO Ward, EVP McKim, EVP Wootton and EVP Norton. The change in pension value and non-qualified retirement plan earnings for CEO Daigneault and CFO Ward represent the required accounting accruals under the Supplemental Executive Retirement Plan and do not constitute cash payments.

Executive Compensation

The following Summary Compensation Table sets forth the cash and non-cash compensation for each of the last three fiscal years earned by the Principal Executive Officer, the Principal Financial Officer as well as the three other highest paid active Executive Officers in fiscal 2010. The Company made no stock awards in the last five fiscal years.

Name and Principal Position	Year	Salary1 ($)	Bonus2 ($)	Non- Equity Incentive Plan Compen- sation3 ($)	Change in Pension Value and Non-Qualified Deferred Compen- sation Earnings4 ($)	All Other Compen- sation5 ($)	Total ($)
Daniel R Daigneault	2010	360,000	-	-	146,632	18,156	524,788
President	2009	345,100	-	-	133,649	17,324	496,073
Principal Executive Officer	2008	353,077	-	24,716	94,098	18,186	490,077
F. Stephen Ward	2010	191,057	-	-	45,757	11,533	248,347
Executive Vice President	2009	172,550	-	-	41,625	11,434	225,609
Principal Financial Officer	2008	181,539	-	12,358	30,072	12,375	236,344
Tony C. McKim	2010	195,827	-	-	-	11,415	207,242
Executive Vice President	2009	183,208	-	-	-	11,932	195,140
Chief Operating Officer	2008	187,443	-	13,121	-	11,975	212,539
Charles A. Wootton	2010	187,038	-	-	-	16,433	203,471
Executive Vice President	2009	172,550	-	-	-	21,206	193,756
Senior Loan Officer	2008	176,539	-	12,358	-	16,039	204,936
Susan A. Norton	2010	144,039	-	-	-	7,202	151,241
Executive Vice President	2009	131,950	-	-	-	7,070	139,020
Human Resources/ Compliance	2008	135,000	-	9,450	-	6,486	150,936

1
Bank employees, including Executive Officers, are paid on a biweekly basis, generally resulting in 26 pay periods per year, so the Officers’ annual salaries are divided by 26 to determine the periodic pay. In 2008, there were 27 pay periods within the calendar year so each salaried employee of the Bank, including Executive Officers, received an additional two weeks’ pay above and beyond their predetermined annual salary. This additional pay for Executive Officers in 2008 was approved by the Compensation Committee. In 2009, base salaries were set mid-year and increases were not retroactive.

2	Bonuses listed are over and above the Stakeholder Cash Bonus program which is listed as non-equity incentive plan compensation.
3
Non-equity incentive plan compensation includes the Stakeholder Cash Bonus program. It is listed in the year earned and normally accrued, but it may be paid in the following year. The named Executive Officers earned the same percentage paid to all employees, which equaled 7.0% of base salary in 2008. No payment was paid in 2009 under the Stakeholder Cash Bonus program. In 2010, eligible employees were paid a Stakeholder cash bonus of 6.1% of salary.  Because of the bank’s participation in the CPP program, the above named executive officers were not eligible for the bonus.

4	The amount shown represents the change in accrued liability in each of the years listed for the Supplemental Executive Retirement Plan detailed in the Pension Table.
5   All Other Compensation is detailed in the table below and includes the following:

401(k) Matching and Profit Sharing Contributions. In all years, the Company provided a match at 50% of employee deferrals to the extent that the deferral does not exceed 6% of eligible compensation. The Company also provides a profit-sharing contribution to employees who have been employed one year or more. This was 2.0% of base salary in 2010, 2009 and 2008. All 401(k) match and profit share contributions are subject to the IRS regulations that govern the maximum amount of an Officer’s earnings which are eligible to be considered for the match and profit share components of compensation.

Company-Owned Vehicle. The amounts shown represent the value of personal use for Company-Owned vehicles by the Named Executives.

Economic Value of Life Insurance. This represents the value of the Named Executives’ portion of policies provided by Life Insurance Endorsement Split Dollar Plan agreement for Bank Owned Life Insurance.

Name and Principal Position	Year	401k Matching Contribution ($)	401k Profit-Sharing Contribution ($)	Company-Owned Vehicle ($)	Economic Value of Life Insurance ($)
Daniel R Daigneault	2010	7,350	4,900	5,128	778
President	2009	7,350	4,900	4,326	748
Principal Executive Officer	2008	6,750	4,500	5,200	863
F. Stephen Ward	2010	5,732	3,821	1,438	542
Executive Vice President	2009	5,547	3,699	1,665	523
Principal Financial Officer	2008	5,336	3,558	2,128	605
Tony C. McKim	2010	5,875	3,917	1,500	123
Executive Vice President	2009	5,890	3,927	2,000	115
Chief Operating Officer	2008	6,049	4,033	1,800	93
Charles A. Wootton	2010	5,611	3,698	7,124	-
Executive Vice President	2009	5,547	3,699	11,960	-
Senior Loan Officer	2008	5,685	3,790	6,564	-
Susan A. Norton	2010	4,321	2,881	-	-
Executive Vice President	2009	4,242	2,828	-	-
Human Resources/ Compliance	2008	4,308	2,178	-	-

Stock Options
On December 15, 1994, the Company’s Board of Directors adopted a Stock Option Plan (the “Option Plan”) for the benefit of officers and other full-time employees of the Company and the Bank. This plan was approved by the Company’s Shareholders at the 1995 Annual Meeting. Under the Option Plan, 600,000 shares (subject to adjustment to reflect stock splits and similar events) are reserved from the authorized but unissued Common Stock of the Company for future issuance by the Company for exercise of stock options granted to certain key employees of the Company and the Bank from time to time. The purpose of the Option Plan is to encourage the retention of such key employees by facilitating their purchase of a stock interest in the Company. The Option Plan is intended to provide for the granting of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to employees of the Company or the Bank.
The Option Plan is administered by the Compensation Committee of the Company’s Board of Directors, which is comprised solely of Directors who are ineligible to receive grants of stock options under the Option Plan and who have not received grants of options within the 12 months preceding their appointment to the Compensation Committee. The Compensation Committee selects the employees of the Bank and the Company to whom options are to be granted and designates the number of options to be granted. The Option Plan may be amended only by the vote of the holders of a majority of the Company’s outstanding Common Stock if such amendment would increase the number of shares available for issuance under the Option Plan, change the eligibility criteria for grants of options under the Option Plan, change the minimum option exercise price or increase the maximum term of options. Other amendments may be effected by the Compensation Committee.
Employees selected by the Compensation Committee receive, at no cost, options under the Option Plan. The option exercise prices are equal to or exceed the fair market value of the shares on the date of the grant, and no option is exercisable after the expiration of ten years from the date it is granted. The fair market value of the shares is determined by the Compensation Committee as specified in the Option Plan. The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution, and the option may be exercised only by the employee during the employee’s lifetime. After an employee’s death, options may be exercised by the employee’s estate or heirs up to one year following the date of death. Code Section 422 limits option grants by providing that during the term of the Option Plan, no grant may be made to any employee owning more than 10% of the Company’s outstanding shares unless the exercise price is at least 110% of the underlying shares’ fair market value and such option is not exercisable more than five years following the option grant. The aggregate fair market value of the stock for which any employee may be granted incentive stock options which are first exercisable in any calendar year may generally not exceed $100,000.

While generally no options may be exercisable before the second anniversary of the grant date, in the event of a change in control involving the Company, all options (other than those held by Officers or Directors of the Company or the Bank for less than six months) shall become immediately exercisable. Also, an employee whose employment is terminated in connection with or within two years after such a change in control event shall be entitled to exercise all options for up to three months following the date of termination; provided that options held by officers or Directors shall not be exercisable until six months after the grant date. Employees whose services are terminated, other than following a change in control as described above, shall thereupon forfeit any options held; provided, however, that following termination due to disability an employee shall be entitled to exercise options for up to one year (provided, further, that officers may exercise only with respect to options held for at least six months).
The Company receives no monetary consideration for the granting of incentive stock options. Upon exercise, the Company receives a cash payment from optionees in exchange for shares issued. No federal income tax consequences are incurred by the Company at the time incentive stock options are granted or exercised, unless the optionee incurs liability for ordinary income tax treatment upon exercise of the option, as discussed below, in which event the Company would be entitled to a deduction equal to the optionee’s ordinary income attributable to the options. Provided the employee holds the shares received on exercise of a stock option for the longer of two years after the option was granted or one year after it was exercised, the optionee will realize capital gains income (or loss) in the year of sale in an amount equal to the difference between the sale price and the option exercise price paid for shares. If the employee sells the shares prior to the expiration of the period, the employee realizes ordinary income in the year of disposition equal to the difference between the fair market value of the shares on the date of exercise and the exercise price and capital gains income (or loss) equal to the difference (if any) between the sale price of the shares and the fair market value of the shares on the date of exercise. In addition to the tax consequences discussed above, the excess of the option price over the fair market value of the optioned stock at the time of option exercise is required to be treated by an incentive optionee as an item of tax preference for purposes of the alternative minimum tax.
The following table summarizes the Company’s Stock Option Plan as of December 31, 2010:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	55,500	15.89	-
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total

The following table of Outstanding Equity Awards at Fiscal Year End presents all options granted to the named Executive Officers that were unexercised as of December 31, 2010. The Company had no stock awards or equity incentive plan awards in the years presented.

	Options Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Daniel R Daigneault	15,000	-	$18.00	1/18/2015	None
F. Stephen Ward	5,000	-	$18.00	1/18/2015	None
Tony C. McKim	-	-	-	-	None
Charles A. Wootton	10,000	-	$18.00	1/18/2015	None
Susan A. Norton	9,000	-	$9.33	4/02/2012	None
	6,000	-	$18.00	1/18/2015

The following table of Options Exercised and Stock Vested presents the options exercised by named Executive Officers in 2010. The value realized on exercise is calculated by multiplying the number of shares acquired in exercise by the closing value per share on the day of exercise less the exercise cost per share. The Company had no outstanding stock awards in the years presented.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Daniel R. Daigneault	-	-	None
F. Stephen Ward	-	-	None
Tony C. McKim	-	-	None
Charles A. Wootton	-	-	None
Susan A. Norton	-	-	None

In 2010, the Company’s Shareholders approved an Equity Incentive Plan.  To date, no awards have been granted under this plan.

Pension Plan

Although the 401(k) Plan is the Company’s primary retirement plan, the Company also sponsors an un-funded, non-qualified supplemental retirement plan for certain Executive Officers. The plan provides supplemental retirement benefits payable in installments over 20 years upon retirement or death. The costs for this plan are recognized over the service lives of the participating Executive Officers. The projected retirement benefit for Mr. Daigneault, assuming he remains employed by the Company until normal retirement age of 65, is $169,329 per year, with such payments beginning in the year 2017. The projected retirement benefit for Mr. Ward, assuming he remains employed by the Company until normal retirement age of 65, is $61,127 per year, with such payments beginning in the year 2018. The benefits are capped at the above amounts. On December 30, 2008, the Company amended the plans to change the normal retirement age to receive the full benefit under the Plan from age 65 to age 63. The date on which the Executive Officer may begin to collect the retirement benefit payments does not change, however, and remains January 1 of the year in which the Executive Officer turns age 65. The Plan also contains a restrictive covenant that may result in the Executive Officer forfeiting all accrued benefits should he accept employment with a competing financial institution within five years after his termination of employment with the Company.

The following table of Pension Benefits shows the present value of accumulated benefits for the named Executive Officers as of December 31, 2010:
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Daniel R. Daigneault	Supplemental Executive Retirement Plan	13.25	848,000	-
F. Stephen Ward	Supplemental Executive Retirement Plan	13.25	268,000	-
Tony C. McKim	-	-	-	-
Charles A. Wootton	-	-	-	-
Susan A. Norton	-	-	-	-

The Company does not have Nonqualified Deferred Compensation as part of its compensation program.

Other Employee Benefits

The Bank provides all full-time employees with group life, health, and long-term-disability insurance. A Flexible Benefits Plan is available to all full-time employees after satisfying eligibility requirements and to part-time employees scheduled to work 20 or more hours a week.

Compensation Policies and Practices

Compensation Programs

The Company has three primary means of compensating its employees: base pay,  theStakeholder bonus program and the equity-based long-term incentive plan. . Full detail on these programs is provided in the Compensation Discussion and Analysis. A summary is provided below.

Base Pay

Base salary is used to recognize the experience, skills and responsibilities of all of the Company’s employees, including its Senior Executive Officers. To determine appropriate levels of base pay for employees other Senior Executive Officers, the Company participates in a salary survey conducted by Pearl Meyer & Partners. This survey, conducted of financial institutions in New England, provides much of the information needed to determine base pay for hourly employees, line supervisors and members of middle management. In 2010, the Company also utilized the Pearl Meyer & Partners Northeast Banking survey to provide further guidance on base pay for these groups of employees. For the average employee of the Company, it is expected that total compensation will be comprised of base pay, equaling 90% to 95% of total compensation, and that the Stakeholder Bonus Program will be 5% to 10% of total compensation. The total compensation mix for Senior Executive Officers is detailed in the Compensation Discussion and Analysis.

Stakeholder Bonus Program

The other key component of compensation for all employees is the Stakeholder Cash Bonus program. The Stakeholder program was originally implemented in 1994 and is available to all eligible employees, (generally employees hired by March 31st of the year for which the bonus is being awarded and still employed at the time the bonus is paid). This element of the performance compensation program is designed to support the long-term viability of the Company and increase shareholder value. It addresses these objectives by tying the performance payout to multiple goals which include profitability, growth, productivity and loan quality. The guiding principle is to reach a balance of profitability, growth, productivity and loan quality which should collectively have a positive impact on maximizing long-term shareholder value without incentivizing the exposure of the Company to undue risk. The Committee believes that this performance-based program provides a reward for high levels of current performance without sacrificing the achievement of long-term goals. Each year specific key performance indicators are chosen along with Company-wide financial performance trigger levels. The objective of the program is to align the performance of all employees with the Company’s short and long term objectives so that neither set of goals is sacrificed for the other.

Long-Term Incentives

Stock Options and Restricted Stock Awards: In 2010, the Company’s shareholders voted to establish a new equity-based long-term incentive plan which grants authority to issue stock options, restricted stock and other equity-based grants to retain existing high-performing employees and to attract new members to the Management team should the need arise. The purpose of this plan is to incent executives through equity ownership and align their interests with those of the Shareholders while providing mid-term and longer-term incentives tied to overall Company performance. It is among the objectives of this plan that, by having a portion of the executive’s compensation tied to the performance of the Company’s stock, the individual will be rewarded for maximizing long-term shareholder value.
The mid- to long-term outlook of this type of compensation serves as a balance to the short-term rewards of base compensation, the Stakeholder Bonus Program and the discretionary bonus program. Stock options and restricted stock grants are also intended to encourage an executive to remain with the Company. The amount of options granted reflects the executive’s position in the organization, level of responsibility, impact on the Company’s performance and actual performance in meeting individual performance goals.

Miscellaneous Compensation

In addition to the above two primary means of compensation, the Company has a discretionary bonus program under which employees may be receive a cash reward for the successful completion of a major project, or taking on additional responsibilities on a temporary basis. The Company also offers a small cash bonus for successful hiring referrals and for referrals to the Company’s investment management division.

Compensation Policies and Practices and Risk Management

Management does not believe that the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company. Incentive compensation is not tied to individual production volumes or other short-term measures, but is instead focused on a balance of measures which reward enhancing the Company’s long-term viability and performance. The Company has extensive risk monitoring and robust internal controls, and internal and external audit activities provide a deterrent for and detection of such risk behaviors.

Compensation Committee Certification

During 2010, the Compensation Committee met with Senior Risk Officer, Daniel R. Daigneault, to review the Company’s overall compensation program, for all employees as well as for Senior Executive Officers. Meetings were held on February 3, 2010, February 24, 2010 and July 22, 2010. After discussion with Mr. Daigneault and a thorough review of the Company’s compensation programs, the Committee concluded that the compensation program for all employees, including Senior Executive Officers, is balanced, aligning employees’ interests with those of Shareholders, and is not reasonably likely to have a material adverse effect on the Company, including by incentivizing undue risk-taking.

Use of Compensation Consultants

The Compensation Committee contracted with Pearl Meyer & Partners in 2010 to conduct a comprehensive analysis of total compensation for the Company’s Senior Executive Officers as well as for other selected members of Management.  The Bank also a participated in Pearl Meyer’s salary survey for New England banks to determine salary ranges for other levels of employees as detailed above.
Report of the Compensation Committee

January 18, 2011

To the Board of Directors of The First Bancorp, Inc.:

The Compensation Committee of The First Bancorp, Inc. certifies that:

1.
It has reviewed with senior risk officers, the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of The First Bancorp, Inc.

2.	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to The First Bancorp, Inc.
3.
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of The First Bancorp, Inc. to enhance the compensation of any employee.

4.	It has reviewed and discussed with Management of the Company the Compensation Discussion and Analysis disclosures contained in this Proxy Statement.
5.	Based on the review described in (4) above, it recommended to the Company’s Board of Directors that such Compensation Discussion and Analysis disclosures be included in this Proxy Statement.

/s/ Carl S Poole, Jr                                                                             /s/ Mark Rosborough
Carl S. Poole, Jr.                                                                                 Mark N. Rosborough

 /s/ Stuart G Smith                                                                            /s/ Bruce B Tindal
Stuart G. Smith                                                                                  Bruce B. Tindal

Director Compensation

Fees paid by the Bank to its Directors as a group totaled $195,100 in 2010, but no fees are paid to Directors of the Company in their capacities as such. Of the $195,100 paid to the outside Directors, 44.7% of this portion was reinvested in the Company through the Employee Stock Purchase Plan. In addition, $4,080 in compensation was paid for other services, as detailed below, and such fees are on terms no more favorable to the recipient than are generally paid by the Bank for such services to other providers in the area. CEO Daigneault and EVP McKim, who are the only Directors who are also employees of the Company, receive no additional compensation for serving on the Board of Directors of the Company or the Bank. The following table of Director Compensation details compensation paid to Directors in 2010.

Name	Fees Earned or Paid in Cash1 ($)	All Other Compensation2 ($)	Total ($)
Katherine M. Boyd	23,150	-	23,150
Robert B. Gregory	22,700	-	22,700
Carl S. Poole, Jr.	24,500	-	24,500
Mark N. Rosborough	29,000	-	29,000
Stuart G. Smith	32,000	-	32,000
David B. Soule	35,200	-	35,200
Bruce B. Tindal	28,550	4,080	32,630

1
In 2010, the Chairman of the Board received an annual fee of $32,000. Each of the outside Directors of the Bank, with the exception of the Chairman of the Board, received a Director’s fee in the amount of $750 for each meeting attended, and $450 for each meeting attended of a committee of which the Director is a member. In addition to meeting fees paid for meetings attended, the Chairman of the Audit Committee received a stipend of $8,000. Each of the outside Directors also received a monthly retainer of $800, with the exception of the Chairman of the Board.

2
Certain Board members were paid fees for other services, and such fees are on terms no more favorable to the recipient than are generally paid by the Bank for such services to other providers in the area. Mr. Tindal is a licensed real estate broker and the amount listed was real estate commission paid to his firm in connection with the sale of bank-owned properties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s Directors, Executive Officers, and any person holding more than ten percent of the Company’s Common Stock file with the SEC reports of ownership changes, and that such individuals furnish the Company with copies of the reports.
Based solely on a review of the reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported,1 the Company believes that during the fiscal year ended December 31, 2010 the Company’s officers, Directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a).

1 An issuer does not have an obligation to research or make inquiry regarding delinquent Section 16(a) filings beyond reviewing copies of the Forms 3, 4 and 5 received by the issuer. In addition, Item 405 of Regulation S-K provides that an issuer may rely on a written representation from an insider to the effect that no Form 5 was required to be filed.

PROPOSAL 2 – NON-BINDING VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

In February 2009, the United States Congress passed, and President Obama signed into law, the American Recovery and Reinvestment Act of 2009 (the “Stimulus Law”). This law, which includes a number of measures aimed at stimulating the U.S. economy and addressing the ongoing financial and economic turbulence in the U.S., also includes several provisions that retroactively impose additional restrictions and legal requirements on financial institutions and financial institution holding companies, such as the Company, that have participated in the Troubled Assets Relief Program’s Capital Purchase Program (“CPP”).

Among the requirements imposed on the Company by the Stimulus Law is a mandate that, in connection with any annual or other meeting of its Shareholders held while the preferred stock issued by the Company under the CPP remains outstanding, the Company permit a non-binding vote by its Shareholders with respect to the compensation of the Company’s executives as disclosed in the proxy statement and the accompanying annual report of the Company with respect to the preceding year (in the case of this meeting, as disclosed with respect to the year ended December 31, 2010). The Stimulus Law expressly provides that any such Shareholder vote shall not be binding on the Company’s Board of Directors, and shall not be construed as overruling any decision by the Company’s Board of Directors. In addition, the Stimulus Law states that any such vote shall not create or imply any additional fiduciary duty applicable to the Company’s Board of Directors, nor shall any such vote be construed to restrict or limit the ability of Shareholders to make proposals for inclusion in proxy materials related to the Company’s executive compensation.

Approval of the Company’s executive compensation policies and procedures would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the determination as to whether the Company’s executive compensation policies and procedures are approved. Because this Shareholder vote is advisory, it will not be binding upon the Company’s Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 2.

PROPOSAL 3: APPOINTMENT OF AUDITORS

Berry, Dunn, McNeil & Parker (BDMP) has served as independent auditor for the Company and the Bank since 1994. In the opinion of the Board of Directors, the reputation, qualifications and experience of the firm make its reappointment appropriate for 2011.

It is the desire of the Board of Directors Audit Committee that the appointment of BDMP as independent auditors be ratified by the Shareholders at the Annual Meeting. Representatives from BDMP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Shareholders.

Under the Act, this proposal will be adopted if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Broker non-votes and abstentions will not be included in either total.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 3

ADDITIONAL INFORMATION

Disclosure of Audit Fees

Audit Fees
The aggregate fees billed for professional services rendered by the principal accountant, Berry, Dunn, McNeil & Parker (BDMP), for the audit of the Company’s annual financial statements and review of interim financial statements included in the Company’s Form 10-K and Forms 10-Q for the years ended December 31, 2010 and 2009 were $140,000 and $129,000,  respectively.

Audit-Related Fees
None.

Tax Fees
The aggregate fees billed for professional services rendered by BDMP for tax compliance, tax advice and tax planning for the years ended December 31, 2010 and 2009 were $9,000 and $12,000, respectively. The nature of the services comprising the fees disclosed under this category are preparation of federal and state tax returns, review of estimated tax payments, review of compliance with information reporting requirements and tax planning.

All Other Fees
The aggregate fees billed for services provided by BDMP, other than the services reported in the paragraphs above, for the years ended December 31, 2010 and 2009 were $13,000 and $10,000, respectively. The nature of the services comprising the fees disclosed under this category is primarily employee benefit plan audits.

None of the services described in each of the paragraphs above were provided under the de minimis exception set forth in Rule 2-01 (c)(7)(i)(C).

Report of the Audit Committee

February 24, 2011

To the Board of Directors of The First Bancorp, Inc.:

The Audit Committee has reviewed and discussed with Management the Company’s audited financial statements as of and for the year ended December 31, 2010.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, promulgated by the Auditing Standards Board of the American Institute of Certified Public Accountants and adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ stock market.

The Company’s Audit Committee Charter, as adopted by the Board of Directors, was included in the 2004 Proxy Statement and can be accessed on the Company’s website at www.thefirstbancorp.com.

/s/ David B Soule
David B. Soule, Audit Committee Chairman

/s/ Robert B Gregory
Robert B. Gregory

/s/ Mark Rosborough
Mark N. Rosborough

Information About Shareholder Proposals

If you wish to submit proposals to be included in the Company’s 2012 proxy statement for the 2012 Annual Meeting of Shareholders, the Company must receive them by November 21, 2011, pursuant to the proxy solicitation regulations of the SEC. SEC rules contain standards as to which Shareholder proposals are required to be included in the proxy statement. Any such proposal will be subject to 17 C.F.R. ss.240.14a-8 of the rules and regulations promulgated by the SEC.
•
In addition, under the Company’s Bylaws, if you wish to nominate a Director or bring other business before an annual meeting: You must be a Shareholder of record and have continuously held at least $2,000 in market value of the Company’s Common Stock (as determined by the President) for at least one year as of the date of submittal of such proposal and must continue to hold those securities through the date of such annual meeting.

•	Your notice must contain specific information required in the Company’s Bylaws.

Shareholder Communication with the Board

Shareholders and other parties interested in communicating directly with the Non-Management Chairman of the Board or with other Non-Management Directors as a group may do so by writing to: Chairman, The First Bancorp, Inc., Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543. The Board approved a process requiring that all such addressed correspondence be reviewed by the Secretary to the Board. The Board Secretary, upon review of the correspondence, will forward to the Non-Management Chairman all such correspondence that deals with the functions of the Board or committees thereof or that she determines requires the attention of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee Chairman in accordance with procedures established by the Audit Committee with respect to such matters.

Accessing Company Financial Statements and Reports and Online Information

An annual report to Shareholders, including consolidated financial statements of the Company and its subsidiaries prepared in conformity with generally accepted accounting principles, is being distributed to all Company Shareholders of record as of the close of business on February 16, 2011 and is enclosed herewith.
Shareholders may obtain without charge a copy of the Company’s
Annual Report to the Securities and Exchange Commission on Form 10-K,
Written requests should be directed to F. Stephen Ward, Treasurer, at P.O. Box 940, Damariscotta, ME 04543. Materials may also be accessed online at http://materials.proxyvote.com/31866P. The First Bancorp, Inc.’s website address is www.thefirstbancorp.com. All press releases, SEC filings and other reports or information issued by the Company are available at this website, as well as the Company’s Code of Ethics for Senior Financial Officers, the Company’s Code of Business Conduct and Ethics, Audit Committee Charter, Nominating Committee Charter, and Compensation Committee Charter.

Other Matters

The Annual Meeting is called for the purposes set forth in this notice. Management is not aware of any other matter that will come before the meeting. However, if any other business should come before the meeting, your Proxy, if signed and returned, will give to the persons designated in it discretionary authority to vote according to their best judgment. It is the intention of the persons named in the Proxy to vote pursuant to the Proxy in accordance with the recommendations of Management.

By Order of the Board of Directors

 /s/ Charles A Wootton
Charles A. Wootton, Clerk
Damariscotta, Maine, March 21, 2011